David H. Reinmiller
                                Attorney at Law
                       4500 Main Street * P.O. Box 418210
                        Kansas City, Missouri 64141-9210

                                January 15, 1996



TCI Portfolios, Inc.
Twentieth Century Tower
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

     As counsel to TCI Portfolios, Inc. (the "Corporation"), I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I deemed relevant, it is my opinion that the shares of the Corporation described in Post-Effective Amendment No. 17 to its Registration Statement on Form N-1A, to be filed with the Securities and Exchange Commission on January 16, 1996, will, when issued, be validly issued, fully paid and nonassessable.

     For the record, it should be stated that I am an officer of the Corporation and an officer of Twentieth Century Services, Inc. an affiliated corporation of Investors Research Corporation, the investment adviser of the Corporation.

     I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 17.

                                Very truly yours,



                             /s/ David H. Reinmiller
                               David H. Reinmiller